Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS AGREEMENT is effective as of this 23 day of January, 2006 and is entered into by and among Allegheny Valley Bancorp, Inc. (“Corporation”), a Pennsylvania business corporation having a place of business at 5137 Butler Street, Pittsburgh, PA 15201, Allegheny Valley Bank of Pittsburgh (“Bank”), a Pennsylvania chartered bank having a place of business at 5137 Butler Street, Pittsburgh, PA 15201, and Andrew W. Hasley (“Officer”), an individual residing at 549 Clemson Drive, Pittsburgh, PA 15243, (collectively the “Parties” and individually a “Party”).

WITNESSETH THAT:

WHEREAS, Corporation and Bank desire to receive the services of the Officer, as President and Chief Executive Officer of Corporation and Bank, and the Officer desires to provide such services to Corporation and Bank, all upon the terms and conditions herein set forth; and

NOW, THEREFORE, in consideration of the promises and covenants herein contained, and intending to be legally bound hereby, the Parties hereto agree as follows:

SECTION 1	Recitals

The foregoing recitals are incorporated by reference as if fully set forth herein.

SECTION 2	Term of Agreement.

The initial term of this Agreement shall commence on the date of effectiveness and continue until December 31, 2008 unless sooner terminated under Sections 5, 6 or 7. On January 1, 2007 (“Renewal Date”) and thereafter on each succeeding anniversary of the Renewal Date (January 1) the term of this Agreement shall automatically extend for an additional twelve (12) month period. However, any Party may terminate the automatic renewal feature by providing the other Parties written notice of such termination prior to October 1, 2007 or any succeeding October 1 thereafter.

SECTION 3	Compensation and Benefits

In consideration for services rendered to Corporation and Bank under this Agreement, Corporation and Bank shall pay and provide to the Officer the following compensation and benefits:

(a)	Salary. Corporation and Bank shall pay Officer a minimum annual base salary of $200,000 to be paid in accordance with the Bank’s normal payroll practice to be adjusted from time to time to reflect such merit increases as the Board of Directors may determine are appropriate.

(b)	Participation in Performance and Incentive Compensation, Bonus and Stock Plans. It is the understanding of the Parties that the Boards of Directors of the Corporation and Bank shall adopt during 2006 certain incentive compensation plans, including, but not by way of limitation, an Executive Bonus Plan and an Incentive Stock Option Plan. The Executive Bonus Plan will provide the Officer with the opportunity to receive annual cash incentive payments between 20% and 60% of Officer’s annual base salary, with such payments to be based on objective criteria to be developed by the Parties and incorporated into the terms of the Executive Bonus Plan. The Incentive Stock Option Plan shall be for the benefit of executive officers and directors of the Corporation and Bank. Options shall be granted to Officer on an annual basis with a vesting schedule to be determined. If determined to be required by applicable law or regulation, these plans will be presented to Corporation’s stockholders for approval.

(c)	Benefits. The Officer shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, and other plans, benefits and privileges given to employees and executives of Corporation and Bank, including but not limited to group life, disability and health insurance coverage, consistent with the prevailing policies and practices of Corporation and Bank. The Officer shall also be entitled to either the use of a Corporation or Bank provided automobile or to a reasonable automobile allowance throughout the term of this Agreement. During the term of this Agreement, the Officer shall be entitled to four weeks paid vacation and other customary Bank holidays.

(d)	Expenses. Corporation and Bank shall reimburse the Officer or otherwise provide for or pay for all reasonable expenses incurred by the Officer in furtherance of, or in connection with, the business of the Corporation and Bank, including professional organization memberships, travel and entertainment expenses, subject to such reasonable documentation and other limitations as may be established by the Board of Directors.

SECTION 4	Disability

The term of the employment of the Officer under this Agreement may be terminated at the election of Corporation and Bank upon a determination by the Boards of Directors of Corporation and Bank, that the Officer will be unable by reason of physical or mental incapacity to perform the reasonably-expected duties assigned to him pursuant to this Agreement for a period longer than six consecutive months or more than nine months in any consecutive twelve month period.

The Boards of Directors shall give due consideration to such factors as they deem appropriate to the best interests of Corporation and Bank, including, but not limited to, the opinion of the Officer’s personal physician or physicians and the opinion of any physician or physicians selected by the Boards of Directors for these purposes.

The Officer shall submit to examination by any physician(s) so selected by the Boards of Directors, and shall otherwise cooperate with the Boards of Directors in making its determination contemplated hereunder (such cooperation to include, without limitation, consenting to the release of information by any such physician(s) to Corporation and Bank);

SECTION 5	Resignation.

If the Officer voluntarily resigns as an officer of Corporation and Bank, the Officer shall no longer be considered an employee for any purpose and the Officer shall not be entitled to any compensation or benefits after the effective date of the Officer’s resignation. Notwithstanding the foregoing, nothing contained herein shall affect the Officer’s vested rights, if any.

SECTION 6	Termination for Proper Cause.

(a)	The occurrence of any of the following events or circumstances shall constitute “Proper Cause” for termination, at the election of the Boards of Directors of Corporation and Bank, of the employment of the Officer under this Agreement:

(1)	the perpetration of defalcations by the Officer involving Corporation and Bank or any of its present or future subsidiaries or affiliates, or willful, reckless or grossly negligent conduct of the Officer entailing a substantial violation of any material provision of the laws, rules, regulations or orders of any governmental agency applicable to Corporation and Bank or its subsidiaries and affiliates;

(2)	the repeated and deliberate failure by the Officer after advance written notice to comply with reasonable policies or directives of the Boards of Directors of Corporation and Bank; or

(3)	the Officer shall be in material breach this Agreement, or shall act in contravention of the duties and responsibilities of his position, in any other material respect.

(b)	If Corporation and Bank terminate the Officer for Proper Cause, the Officer shall not be an employee nor shall the Officer be entitled to any compensation or benefits after the effective date of the Officer’s termination. Notwithstanding the foregoing, nothing contained herein shall affect the Officer’s vested rights, if any.

(c)	The Officer shall not be deemed to have been terminated for Proper Cause unless and until he shall have received a written notice of such from the Board of Directors, accompanied by a resolution duly adopted by the affirmative vote of a majority of the entire Board at a meeting called and held for such purpose (after reasonable notice to the Officer and a reasonable opportunity for the Officer to make oral and written presentations to the members of the Board, on his own behalf or through a representative, who may be his legal counsel, to refute the grounds for the proposed determination) finding that in the good faith opinion of the Board of Directors grounds exist for such action.

SECTION 7	Termination Without Proper Cause.

(a)	Corporation and Bank may terminate the Officer’s employment at any time whether or not such termination constitutes Proper Cause.

In the event the Officer’s employment is terminated (i) by Corporation and Bank without Proper Cause, but not pursuant to the terms of a Change of Control, as defined below, (ii) by the Officer due to a material breach of this Agreement by Corporation and Bank, which breach has not been cured within 20 days after a written notice of breach has been delivered by the Officer to Corporation and Bank, or (iii) due to the Officer’s death or disability, then:

(1)	The Officer shall not be considered an employee after the effective date of the termination.

(2)	Corporation and Bank shall pay to the Officer (or in the event of his death, to his heirs or estate) a lump sum cash payment equal to two times the Officer’s then current annual salary.

(3)	Corporation and Bank shall maintain and provide to the Officer, or in the event of his death to his surviving spouse, for a period of 24 months, at no cost to the Officer or his estate, continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which the Officer was entitled to participate immediately prior to termination of employment. However, in the event the Officer’s or his surviving spouse’s participation in any plan, program or arrangement is barred or discontinued or the benefits thereunder are materially reduced, Corporation and Bank shall arrange to provide the Officer or his surviving spouse with benefits substantially similar to those which the Officer was entitled to receive immediately prior to termination of employment at the Corporation’s and Bank’s sole expense.

(4)	Nothing herein shall restrict the Officer’s vested rights, if any, in any plan which Corporation and Bank currently have implemented or may adopt in the future, including but not limited to, any 401(k) Plan, pension or other retirement plan, and stock option plan or other plans. Notwithstanding the Officer or his surviving spouse receiving any payments under the terms of this Section, on the date of the Officer’s termination, all vesting, for purposes of any existing or future benefit plan offered by Corporation and Bank, including but not limited to any 401(k) Plan, pension or other retirement plan and stock option plan, shall cease unless otherwise provided for under the terms of such plan.

(5)	Officer shall not be required to mitigate the amount of any payment or benefit provided for in this Section by seeking other employment or otherwise. Unless otherwise agreed to in writing, the amount of payment and benefits provided for in this Section shall not be reduced by any compensation or benefits earned by Officer as the result of employment by another employer or by reason of Officer’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

(b)	Termination of Payouts. Notwithstanding the provisions of Section 7(a) above or any other provision of this Agreement, the Officer (or his surviving spouse) shall not be entitled to any further such payments and such payments shall end upon the occurrence of any of the following:

(1)	Officer violates any term or condition of this Agreement, including, but not limited to, the Non-Competition and Confidentiality provisions.

(2)	Officer’s misappropriation of trade secrets.

(3)	Corporation and Bank learn that the Officer committed a material breach of this Agreement during the term of this Agreement.

SECTION 8	Non-Competition.

(a)	For purposes of this Agreement, reference to the term “Competitive Enterprise” shall mean any insured depository institution including any state or federal savings and loan association, savings bank, national bank or state bank or bank holding company (i) that is directly engaged in lending and deposit services of the kinds generally offered by Bank or in commercial banking or in any other activity which is competitive with Corporation or any of Corporation’s present or future subsidiaries or affiliates; (ii) conducts such business or other activities described in clause (i) above in any county in which any of Corporation’s subsidiaries operates during the period of Officer’s employment; and (iii) which business or activities are directly within the Officer’s scope of management control or authority with the Corporation and Bank.

(b)	During the two (2) year period immediately following termination of Officer’s employment for any reason (hereinafter referred to as “Restricted Period”), the Officer shall not:

(1)	in any way, directly or indirectly, for the purpose of selling any product or service in any county in which Corporation or Bank has offices or facilities, that compete with a product or service offered by Corporation or Bank or its present or future subsidiary(ies) or affiliates, solicit, divert, or entice any existing or potential customer(s) or business(es) of Corporation or Bank or its present or future subsidiary(ies), which are identified by Corporation or Bank as a customer or transacted business during his employment with Corporation and Bank;

(2)	employ or assist in employing any present employee of Corporation and Bank or any of its affiliates (whether or not such employment is full time or is pursuant to a written contract), for the purpose of having such employee perform services for any Competitive Enterprise.

(3)	in any way directly or indirectly, make any oral or written statement, comments, or other communications designed or intended to impugn, disparage or otherwise malign the reputation, ethics, competency, morality or qualifications of Corporation or Bank, any of its affiliates, or any of its directors or employees or customers.

(c)	Without limitation of Corporation’s and Bank’s rights and remedies under this Agreement or as otherwise provided by law or in equity, it is understood and agreed between the Parties that the right of the Officer to receive and retain any payments otherwise due under this Agreement shall be suspended and canceled if and for so long as he shall be in violation of the foregoing covenant. If an when the Officer shall have cured such violation within twenty (20) days of receipt of written notice from Corporation or Bank and shall have tendered to Corporation or Bank any and all economic benefits directly or indirectly received or receivable by the Officer arising therefrom, the Officer’s right to receive payments under this Agreement shall be automatically reinstated but only for the remainder of the period during which such payments are due him.

(d)	If Corporation and Bank terminate the Officer without Proper Cause, and if the Officer shall duly have complied with and observed the covenants of this Section 8, the Officer may be discharged from the covenants of this Section 8 at any time during the Restricted Period by filing with Corporation and Bank a duly executed statement satisfactory to Corporation and Bank, releasing Corporation and Bank and, if applicable, its insurance carriers, from any and all obligations under the terms of this Agreement.

SECTION 9	Confidentiality.

(a)	For purposes of this Agreement, “Proprietary Information” shall mean any information relating to the business of Corporation and Bank or any of their present or future subsidiaries or affiliates that has not previously been publicly released by authorized representatives thereof, and shall include (but shall not be limited to) Bank information encompassed in all marketing and business plans, financial information, costs, pricing information, customer and client lists and relationships between Corporation and Bank and dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers, and others who have business dealings with Corporation and Bank, and all methods concepts, or ideas in or reasonably related to the business of Corporation and Bank or any of their present or future subsidiaries or affiliates and not in the public domain.

(b)	The Officer agrees to regard and preserve as confidential all Proprietary Information that has been or may be developed or obtained by the Officer in the course of his employment with Corporation and Bank and its subsidiaries and affiliates, whether he has such information in his memory or in writing or other physical form. The Officer shall not, without written authorization from Corporation and Bank, use for his benefit or purposes, nor disclose to others at any time, either during the term of Officer’s employment or thereafter, except as required by the conditions of his employment hereunder, any Proprietary Information connected with the business or development of Corporation and Bank or its subsidiaries or affiliates. This prohibition shall not apply after the Proprietary Information has been voluntarily disclosed to the public, independently developed and disclosed by others, or otherwise enters the public domain through lawful means.

SECTION 10	Removal of Documents or Objects.

The Officer agrees not to remove from the premises of Corporation and Bank or any of their present or future subsidiaries or affiliates, except as an employee thereof in pursuit of the business of Corporation and Bank or any of their present or future subsidiaries or affiliates, or except as specifically permitted in writing by Corporation and Bank, any document or object containing or reflecting any Proprietary Information. The Officer recognizes that all such documents, tangible and intangible property and objects, whether developed by him or someone else, are the exclusive property of Corporation and Bank.

SECTION 11.	Change of Control.

(a)	As used in this Agreement, “Change of Control” shall mean the occurrence of any of the following:

(i)	(A) a merger, consolidation or division involving Corporation or Bank, (B) a sale, exchange, transfer or other disposition of substantially all of the assets of Corporation or Bank, or (C) a purchase by Corporation or Bank of substantially all of the assets of another entity, unless (y) such merger, consolidation, division, sale, exchange, transfer, purchase or disposition is approved in advance by seventy percent (70%) or more of the members of the Boards of Directors of the Corporation land Bank who are not interested in the transaction and (z) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity’s parent corporation, if any, are former members of the Board of Directors of Corporation or the Bank, as the case may be; or

(ii)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than Corporation or Bank or any “person” who on the date hereof is a director or officer of Corporation or Bank or as set forth in Section 1 l(a)(iv) below is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Corporation or Bank representing twenty-five percent (25%) or more of the combined voting power of Corporation’s or Bank’s then outstanding securities; or

(iii)	during any period of two (2) consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of Corporation or Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or

(iv)	notwithstanding the provisions of Section 11 (a)(ii) above, if S&T Bancorp, Inc. (“S&T”) (A) is or becomes the beneficial owner, directly or indirectly, of securities of Corporation or Bank representing thirty-five percent (35%) or more of the combined voting power of Corporation’s or Bank’s then outstanding securities, or (B) is or becomes the beneficial owner, directly or indirectly, of securities of Corporation or Bank representing twenty-five percent (25%) or more of the combined voting power of Corporation’s or Bank’s then outstanding securities and without the Officer’s express written consent, (X) the assignment by Corporation or Bank to the Officer of any duties which are materially inconsistent with the Officer’s positions, duties, responsibilities and status with Corporation and Bank immediately prior to S&T becoming a 25% stockholder of Corporation or Bank, or a material change in the Officer’s reporting responsibilities, titles or offices as an employee and as in effect immediately prior to such a change of control, or any removal of the Officer from or any failure to re-elect the Officer to any such responsibilities, titles or offices, except in connection with the termination of the Officer’s employment for Proper Cause, death or disability, or (Y) a reduction by Corporation or Bank in the Officer’s annual base salary as in effect on the date of such change of control or as the same may be increased from time to time thereafter, or (Z) a failure by Corporation or Bank to provide the Officer with the same fringe benefits that were provided to the Officer immediately prior to such a change of control; or

(v)	any other change in control of Corporation or Bank similar in effect to any of the foregoing.

(b)	For purposes of this Agreement, the “Date of Change of Control” shall mean:

(i)	the first date on which a “person” or group of “persons” (as such term is used in Sections B(d), and 14(d) of the Exchange Act,) acquire the beneficial ownership of twenty-five (25%) percent or more of the Corporation’s or Bank’s voting securities;

(ii)	the date of the closing of a transaction transferring all or substantially all of the Corporation’s or Bank’s assets or by which the Corporation or Bank acquires substantially all of the assets of another entity;

(iii)	the date on which a merger, consolidation or business combination becomes effective; or

(iv)	the date on which individuals that formerly constituted a majority of the Board of Directors of the Corporation or Bank as contemplated by Section 11 (a)(iii) above, cease to be a majority.

SECTION 12.	Rights in the Event of a Change of Control.

(a)	If during the period of time between the execution of an agreement to effect a Change of Control and the actual Date of the Change of Control Officer’s employment is terminated for Proper Cause, then all rights of the Officer under this Agreement shall cease as of the effective date of such termination, except that Officer (i) shall be entitled to receive accrued salary through the date of such termination and (ii) shall be entitled to receive the payments and benefits to which he is then entitled under the employee benefit plans of the Corporation or Bank as of the date of such termination.

(b)	If a Change of Control occurs and the Officer was not terminated for Proper Cause prior to the Date of the Change of Control or if during the period of time between the execution of an agreement to effect a Change of Control and the actual Date of Change of Control Officer’s employment was terminated, he was demoted, he was removed from membership on the Corporation’s or Bank’s Board of Directors, or his salary or benefits were reduced, other than for Proper Cause, then the Officer shall be paid a lump sum cash payment as of the Date of Change of Control equal to 2.99 times the Officer’s then current annual salary plus 2.99 times either (w) if the Date of Change of Control occurs on or prior to September 30th, 100% of the bonus and incentive compensation paid to the Officer for the prior calendar year or (x) if the Date of Change of Control occurs subsequent to September 30th, the projected annualized bonus and incentive compensation to be paid to the Officer for the current calendar year.

Corporation, Bank or successor thereto shall maintain and provide for a period of twenty four (24) months following the Date of Change of Control, at no cost to the Officer, the Officer’s continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which the Officer was entitled to participate immediately prior to the Date of Change of Control. However, in the event the Officer’s participation in any plan, program or arrangement is barred or discontinued or the benefits thereunder are materially reduced, Corporation and Bank shall arrange to provide the Officer with benefits substantially similar to those which the Officer was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Change of Control at Corporation’s and Bank’s sole expense.

In the event of a Change of Control, all stock options previously granted to the Officer but not yet vested shall be accelerated and all options shall become immediately vested and exercisable for the remaining term of the option.

In the event a payment is due pursuant to this Agreement and Bank is subject to 12 C.F.R. Part 359, Bank shall receive the prior written consent of the Federal Deposit Insurance Corporation prior to being obligated to make any payments. In such event, Bank shall, in good faith, request the prior written consent of the Federal Deposit Insurance Corporation.

Officer shall not be required to mitigate the amount of any payment or benefit provided for in this Section by seeking other employment or otherwise. Unless otherwise agreed to in writing, the amount of payment and benefits provided for in this Section shall not be reduced by any compensation earned by Officer as the result of employment by another employer or by reason of Officer’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

SECTION 13.	Additional Benefits Under Certain Circumstances

(a)	If the payments and benefits pursuant to Section 12 hereof, either alone or together with other payments and benefits which the Officer has the right to receive from Corporation and Bank would constitute a “parachute payment” as defined in Section 280G(b )(2) of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Initial Parachute Payment”), then Corporation and Bank shall pay to the Officer in a lump sum on the Date of Change of Control, a cash amount equal to the sum of the following:

(i)	twenty (20) percent (or such other percentage equal to the tax rate imposed by Section 4999 of the Code) of the amount by which the Initial Parachute Payment exceeds the Officer’s “base amount” from Corporation and Bank, as defined in Section 280G(b)(3) of the Code, with the difference between the Initial Parachute Payment and the Officer’s base amount being hereinafter referred to as the “Initial Excess Parachute Payment”; and

(ii)	such additional amount (tax allowance) as may be necessary to compensate the Officer for the payment by the Officer of all applicable federal, state and local income and excise taxes on the payment provided under clause (i) above and on any payments under this clause (ii). In computing such tax allowance, the payment to be made under clause (i) above shall be multiplied by the “gross up percentage” (“GUP”). The GUP shall be determined as follows:

GUP =	Tax Rate
1- Tax Rate

The Tax Rate for purposes of computing the GUP shall be the highest marginal federal, state and local income and employment related tax rate, including any applicable excise tax rate, applicable to the Officer in the year in which the payment under clause (i) above is made.

(b)	Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which the Officer is a party that the actual excess parachute payment as defined in Section 280G(b)(l) of the Code is different from the Initial Excess Parachute Payment (such different amount being hereafter referred to as the “Determinative Excess Parachute Payment”), then Corporation’s and Bank’s independent tax counselor accountants shall determine the amount (the” Adjustment Amount”) which either the Officer must pay to Corporation and Bank or Corporation and Bank must pay to the Officer in order to put the Officer (or Corporation and Bank, as the case may be) in the same position the Officer (or Corporation and Bank, as the case may be) would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, the independent tax counselor accountants shall take into account any and all taxes (including any penalties and interest) paid by or for the Officer or refunded to the Officer or for the Officer’s benefit. As soon as practicable after the Adjustment Amount has been so determined, Corporation and Bank shall pay the Adjustment Amount to the Officer or the Officer shall repay the Adjustment Amount to Corporation and Bank, as the case may be.

SECTION 14	Injunctive Relief.

It is understood and agreed by and between the Parties hereto that the services to be rendered by the Officer hereunder are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages, and additionally that a breach by the Officer of the covenants set out in Sections 9, 10, and 11 of this Agreement will cause Corporation and Bank great and irreparable injury and damage. The Officer hereby expressly agrees that Corporation and Bank shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of Sections 9,10, and 11 of this Agreement by the Officer. This provision shall not, however, be construed as a waiver of any of the remedies which Corporation and Bank may have for damages or otherwise.

SECTION 15	Subsidiaries and Affiliates.

It is understood and agreed by the Parties hereto that, at the election and direction of Corporation’s and Bank’s Boards of Directors and without modification of the terms and provisions hereof, the Officer shall also serve as an executive officer of any one or more present or future subsidiaries or affiliates of Corporation and Bank and, when and as so determined by the Boards and any such subsidiary or affiliate, the rights, duties and obligations of the Officer and Corporation and Bank expressed in this Agreement shall inure to the benefit of and bind any such subsidiary or affiliate with the same force and effect as would be obtained if the subsidiary or affiliate were a party hereto jointly and severally with Corporation and Bank.

SECTION 16	Successors, Assigns, Etc.

(a)	This Agreement shall be binding upon, and shall inure to the benefit of, the Officer and Corporation and Bank and their respective permitted successors, assigns, heirs, legal representatives and beneficiaries.

(b)	Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 15 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Officer or his estate and their assigning any rights hereunder to the person or persons entitled hereto.

SECTION 17	Notices.

All notices and other communication which are required or may be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

(a)	To Corporation and Bank at the address designated as their headquarters at 5137 Butler Street, Pittsburgh, Pennsylvania 15201, Attention: Chairman.

(b)	To the Officer at his address provided to the Bank from time to time for salary and other similar purposes.

or to such other place as either Party shall have specified by notice in writing to the other.

SECTION 18	Governmental Regulation.

Nothing contained in this Agreement shall be interpreted, construed or applied to require the commission of any act contrary to law and whenever there is any conflict between any provision of this Agreement and any statute, law, ordinance, order or regulation, the latter shall prevail; but in such event any such provision of this Agreement shall be curtailed and limited only to the extent necessary to bring it within applicable legal requirements.

SECTION 19	Arbitration.

Any dispute or controversy as to the validity, interpretation, construction, application or enforcement of, or otherwise arising under or in connection with this Agreement, shall be submitted at the request of any Party hereto for resolution and settlement through arbitration in Pennsylvania in accordance with the rules then prevailing of the American Arbitration Association. Any award rendered therein shall be final and binding on each of the Parties hereto and their heirs, executors, administrators, successors, and assigns, and judgment may be entered thereon in any court having jurisdiction. The foregoing provisions of this Section 19 shall not be deemed to limit the rights and remedies reserved to Corporation and Bank under and pursuant to Section 13 hereof.

SECTION 20	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

SECTION 21	Divisibility.

Should a court or arbitrator declare any provision hereof to be invalid, such declaration shall not effect the validity of this Agreement as a whole or any part thereof, other than the specific portion declared to be invalid.

SECTION 22	Headings.

The headings to the Sections and paragraphs hereof are placed herein for convenience only, and in case of any conflict the text of this Agreement, rather than the headings, shall control.

SECTION 23	Entire Agreement.

This Agreement supersedes any and all prior agreements, either oral or in writing, between the Parties with respect to the subject matter hereof and this Agreement contains all the covenants and agreements between the Parties with respect to the same.

SECTION 24	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first above written.

WITNESS:

/s/ Susan M. DeLuca	/s/ Andrew Hasley
Andrew Hasley

ATTEST:	ALLEGHENY VALLEY BANCORP, INC.

/s/ Susan M. DeLuca	By:	/s/ Gregory J. Saxon
Secretary	Name: Gregory J. Saxon
Title: Chairman of the Board

[SEAL]

ALLEGHENY VALLEY BANK OF PITTSBURGH

/s/ Susan M. DeLuca	By:	/s/ Gregory J. Saxon
Secretary	Name: Gregory J. Saxon
Title: Chairman of the Board

[SEAL]

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